Exhibit 99.1
Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company
Reports Fourth Quarter and FY2014 Operating Results

FY2014 Highlights:
–	Company generates $3.7 million in cash from operations.
–	Unit sales of 42.5 million.
–	Net revenues of $24.5 million.
–	Operating income of $3.9 million; operating margin of 16%.
–	Diluted EPS of $0.08.
–	Tender awarded to supply Brazil with up to 50 million units.

CHICAGO (December 2, 2014) - The Female Health Company (NASDAQ - CM: FHCO), which manufactures and markets the FC2 Female Condom® (FC2), today reported its financial results for the fourth quarter and fiscal year ended September 30, 2014.  The Company will host an investor conference call today at 11:00 a.m. Eastern Standard Time (EST) to discuss these operating results and other topics of interest (see details below).

Management Comments

“The Company sold 42.5 million FC2 Female Condoms generating $24.5 million in revenues in Fiscal 2014, representing declines of 22% when compared with Fiscal 2013 results,” stated Karen King, President and Chief Executive Officer of The Female Health Company.  The decrease in sales was due to the irregular purchasing patterns of our public sector customers which we do not believe reflects a change in the underlying demand for female condoms. As an example, one of our largest customers, the Brazilian Ministry of Health (“MOH”) made no purchases in Fiscal 2014.  However, in October 2014, we announced that the Company, through its distribution partner, Semina, was awarded a tender to provide up to 50 million female condoms to the Brazilian MOH during Fiscal 2015.  The actual orders will be placed at the discretion of the MOH, and at its request may not be announced until after shipments have arrived in Brazil. We have commenced manufacturing under this tender and have added staff to our Malaysian operation to be prepared to manufacture and ship the Brazilian orders in a timely manner.”

"Despite the reduction in unit sales, the Company realized a healthy 16 percent operating profit margin and we generated $3.7 million in positive cash flow from operations.  As of September 30, 2014, cash on hand is $5.8 million after the payments of $6.1 million in dividends through May 2014, our balance sheet remained debt-free, and shareholders' equity approximated $28.1 million."

"In July 2014 the Company’s Board of Directors approved a new growth strategy with two key elements designed to target new growth opportunities while reducing the volatility in sales and earnings that has characterized our financial performance to date.  The first element seeks to accelerate demand of FC2 by strengthening key customer relationships and creating greater awareness of FC2 in our current markets through sales and marketing efforts.  A portion of our training and education resources have been redeployed to support the sales and marketing activities.  We are also examining the potential for FC2 in the U.S. consumer market.  We believe there is a compelling need for female condoms in the U.S., as the incidence of sexually transmitted diseases is significantly rising, with about half of all new cases occurring in young people aged 15-24.

"The second element of our new strategy involves product diversification.  We have been actively evaluating the potential acquisition of additional products, technologies and businesses that are complementary to FC2 in terms of market segment, product category and/or channel presence.  While we remain strongly committed to maximizing the market potential for FC2, we believe the Company can successfully reduce the risks of being a single product company, accelerate long-term revenue growth, improve the consistency of our results and enhance long-term shareholder value by investing in a portfolio of products," concluded King.

Fourth Quarter Results

The Company’s net revenues increased 16 percent to approximately $5.6 million in the three months ended September 30, 2014, compared with approximately $4.8 million in the fourth quarter of FY2013.  The FC2 average unit sales price increased 0.3 percent in the fourth quarter of FY2014, when compared with the prior-year quarter, due to changes in sales mix.

A net loss of $(566,121), or $(0.02) per diluted share, was recorded in the three months ended September 30, 2014, versus net income of $6,590,172, or $0.23 per diluted share, for the three months ended September 30, 2013.

Cost of sales rose 6 percent, to $2,667,340 in the three months ended September 30, 2014, from $2,514,224 for the same period last year.

Gross profit increased 27 percent, to $2,886,773, equal to 52 percent of net revenues, in the fourth quarter of FY2014, from $2,274,963, equal to 48 percent of net revenues, in the prior-year quarter.

Significant quarter-to-quarter variations in the Company’s operating results have historically resulted from the timing and shipment of large orders, rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses increased to $3,369,350 for the three months ended September 30, 2014, from $532,983 in the prior-year period, primarily due to the reversal of accrued incentive compensation payments in the fourth quarter of FY2013 and payments in the fourth quarter of FY2014 to the Company’s Brazilian distributor for programming related to the 2012 tender and for management services related to the recently announced 2014 tender.

Operating loss for the three months ended September 30, 2014, totaled $482,577, versus operating income of $1,741,980 in the fourth quarter of FY2013.

Interest and other income, net, for the three months ended September 30, 2014 increased to $11,124, compared with interest and other expense, net, of $30,421 for the same period in FY2013.  The Company recorded a foreign currency transaction loss of $25,632 in the most recent quarter, compared with a foreign currency transaction loss of $1,115 for the same period in FY2013.

Income tax expense for the three months ended September 30, 2014 was $69,036, versus an income tax benefit of $4,879,728 for the same period in FY2013.  The significant difference was primarily due to the Company no longer recognizing an income tax benefit associated with reducing the Company’s valuation allowance on its deferred tax assets related to net operating loss carryforwards. During the year ended September 30, 2013, the valuation allowance on the Company’s deferred tax assets was fully realized and, as a result, the Company does not expect to recognize such tax benefits to any significant extent in its consolidated statements of income for periods after September 30, 2013.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.

Fiscal Year Results

The Company generated net revenues of $24.5 million in the fiscal year ended September 30, 2014, which represented a decrease of 22 percent when compared with net revenues of $31.5 million in the fiscal year ended September 30, 2013.  The decline in net revenues was partially due to large shipments to Brazil in FY2013 that did not recur in FY2014.  The FC2 average unit sales price increased 0.3 percent in FY2014 compared with the average unit sales price in FY2013.

Net income declined to $2,433,061, or $0.08 per diluted share, in the most recent fiscal year, versus net income of $14,342,598, or $0.50 per diluted share, in FY2013.

Cost of sales decreased 19 percent to $11,369,108 in FY2014, from $13,952,420 in FY2013. The decrease was primarily due to a reduction in material costs on lower unit sales, partially offset by increased costs of quality control testing, a net increase in rent due on a leased warehouse facility and an increase in insurance costs.

Gross profit decreased 25 percent to $13,121,478, or 54 percent of net revenues, in FY2014, versus $17,504,358, or 56 percent of net revenues, in FY2013.

Operating expenses increased 19 percent to $9,197,566 in FY2014, from $7,714,761 in FY2013.

Operating income for the fiscal year ended September 30, 2014 totaled $3,923,912, compared with operating income of $9,789,597 in the same period last year.  The decrease was primarily due to lower unit sales and increased spending on sales, marketing, training and educational activities.  The majority of such increased spending relates to payments to the Company’s Brazilian distributor for programming related to the 2012 tender and for management services for the recently announced 2014 tender.

Interest and other income, net, for the fiscal year ended September 30, 2014 totaled $117,123, compared with interest and other income, net, of $245,545 in the previous fiscal year.  The decrease was primarily due to the one-time distribution upon demutualization of an insurance carrier in FY2013.  The Company recorded a foreign currency transaction loss of $83,844 in FY2014 and a foreign currency transaction loss of $101,288 in FY2013.

Income tax expense was $1,524,130 in FY2014, versus an income tax benefit of $4,408,744 in FY2013.  The increase was primarily due to the Company no longer recognizing an income tax benefit associated with reducing the Company’s valuation allowance on its deferred tax assets related to net operating loss carryforwards.  During the year ended September 30, 2013, the valuation allowance on the Company’s deferred tax assets was fully realized and as a result the Company does not expect to recognize such tax benefits to any significant extent in its consolidated statements of income for periods after September 30, 2013.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.  Actual income taxes paid are reflected on the Company’s consolidated statements of cash flows.

In FY2014, the Company generated positive cash flow from operations of approximately $3.7 million, including a negative impact related to changes in operating assets and liabilities of $1.3 million.  After payment of three quarterly cash dividends of $0.07 per share each, the Company ended FY2014 with $5.8 million in cash, and remained debt-free.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Standard Time, today, December 2, 2014, to discuss its fourth quarter and fiscal year end operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:00 a.m. EST.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Tuesday, December 9, 2014, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10056171. After Tuesday, December 9, 2014, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to the timing and amount of orders under the Brazil tender award, the Company's ability to successfully complete an acquisition of a new product, technology or business and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2014	2013
Cash	$5,796,223	$8,922,430
Accounts receivable, net	2,943,850	2,362,165
Income tax receivable	-	78,440
Inventory, net	2,983,447	2,459,417
Prepaid expenses and other current assets	638,243	514,213
Deferred income taxes	711,000	2,552,000
Total current assets	13,072,763	16,888,665

Other non-current assets	166,084	138,458
Plant and equipment, net	1,602,307	2,094,830
Deferred income taxes	16,832,000	16,048,000
Total assets	$31,673,154	$35,169,953

Accounts payable	$1,124,859	$904,049
Accrued expenses and other current liabilities	1,816,508	1,598,276
Accrued compensation	436,843	962,693
Total current liabilities	3,378,210	3,465,018

Deferred rent	39,105	66,799
Deferred income taxes	190,513	235,179
Total liabilities	3,607,828	3,766,996

Total stockholders’ equity	28,065,326	31,402,957
Total liabilities and stockholders' equity	$31,673,154	$35,169,953

The Female Health Company
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2014	2013

Net revenues	$5,554,113	$4,789,187

Cost of sales	2,667,340	2,514,224

Gross profit	2,886,773	2,274,963

Operating expenses	3,369,350	532,983

Operating (loss) income	(482,577)	1,741,980

Interest and other income (expense), net	11,124	(30,421)
Foreign currency transaction loss	(25,632)	(1,115)

(Loss) income before income taxes	(497,085)	1,710,444

Income tax expense (benefit)	69,036	(4,879,728)
Net (loss) income	$(566,121)	$6,590,172

Net (loss) income per basic common share outstanding	$(0.02)	$0.23

Basic weighted average common shares outstanding	28,487,507	28,400,776

Net (loss) income per diluted common share outstanding	$(0.02)	$0.23

Diluted weighted average common shares outstanding	28,780,330	28,759,584

Cash dividends declared per common share	$-	$0.07

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Year Ended
	September 30,
	2014	2013

Net revenues	$24,490,586	$31,456,778

Cost of sales	11,369,108	13,952,420

Gross profit	13,121,478	17,504,358

Operating expenses	9,197,566	7,714,761

Operating income	3,923,912	9,789,597

Interest and other income, net	117,123	245,545
Foreign currency transaction loss	(83,844)	(101,288)

Income before income taxes	3,957,191	9,933,854

Income tax expense (benefit)	1,524,130	(4,408,744)
Net income	$2,433,061	$14,342,598

Net income per basic common share outstanding	$0.09	$0.51

Basic weighted average common shares outstanding	28,522,525	28,376,607

Net income per diluted common share outstanding	$0.08	$0.50

Diluted weighted average common shares outstanding	28,865,384	28,726,478

Cash dividends declared per common share	$0.21	$0.26